Exhibit 10.10

ARDENT HEALTH PARTNERS, INC.
2024 OMNIBUS INCENTIVE AWARD PLAN
RESTRICTED STOCK GRANT NOTICE
(REPLACEMENT UNVESTED C-2 UNITS)
Introduction. Pursuant to the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan, as amended from time to time (the “Plan”), this Restricted Stock Grant Notice (Replacement Unvested C-2 Units) (this “C-2 Grant Notice” it being understood that references to this C-2 Grant Notice include the attached Annex 1 and the Appendix thereto), and the Restricted Stock Agreement attached hereto (the “Award Agreement”), the Company is pleased to grant to the holder below (“Participant”), those certain shares of Common Stock of the Company (the “Shares”) as further described below.
Background. Pursuant to one or more Incentive Equity Grant Agreement(s) between Ardent Health Partners, LLC (the “LLC”) and Participant (collectively, as applicable, the “Unit Agreement”), the LLC previously granted certain Incentive Units (as defined in the Unit Agreement) to Participant, which Incentive Units were (partially or entirely) comprised of Performance-Based Incentive Units (as defined in the Unit Agreement and hereinafter referred to as the “C-2 Units”), all of which remain outstanding and unvested as of the date hereof, and certain of the C-2 Units (as further summarized in the Appendix that is attached to Annex 1 to this C-2 Grant Notice (the “Appendix”)) are subject to vesting upon, inter alia, (i) achievement of Multiple of Money Target One (as defined in the Unit Agreement, and hereinafter referred to as the “C-2 2.0x Units”) and/or (ii) achievement of Multiple of Money Target Two (as defined in the Unit Agreement, and hereinafter referred to as the “C-2 2.5x Units”, and together with the C-2 2.0 Units, the “Open C-2 Units” ). In connection with the pricing of the Company’s initial public offering (the “IPO”) of common stock, the corporate structure of the LLC will convert from a limited liability company into a Delaware C-corporation by means of a statutory conversion (the “Conversion”) and the LLC will change its name to Ardent Health Partners, Inc., a Delaware corporation (the “Company”), pursuant to that certain Plan of Conversion converting Ardent Health Partners, LLC into Ardent Health Partners, Inc., dated July 17, 2024 (the “Plan of Conversion”). The Shares subject to this C-2 Grant Notice relate to the Open C-2 Units held by Participant.
Award. Pursuant to the Plan, this C-2 Grant Notice and the Award Agreement, effective upon the Conversion, that number of Shares as determined in accordance with the terms of the Plan of Conversion (adjusted to take into account any forfeitures of C-2 Units prior to the Conversion) shall be granted to Participant in exchange for, and in full satisfaction of all rights or benefits related to, the Open C-2 Units, each of which shall, subject to Section 2.2 of the Award Agreement, immediately and automatically terminate and cease to exist upon the Conversion. These Shares shall constitute IPO Rollover Awards for purposes of the Plan and shall be subject to certain transfer restrictions, forfeiture provisions and other terms and conditions set forth in this C-2 Grant Notice, the Plan and the Award Agreement, each of which is incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Plan. References to Sections shall mean Sections of the Award Agreement unless expressly designated otherwise.

Participant:
Grant Date:	July 17, 2024 (the effective date of the Conversion)
Total Number of Shares:	See the Appendix
Total Number of C-2 2.0x Units (to be converted into Shares upon the Conversion):	See the Appendix
Total Number of C-2 2.5x Units (to be converted into RSUs upon the Conversion):	See the Appendix
Vesting Schedule:	The Shares shall vest annually over three (3) years, with one-third (1/3) vesting on each of the first, second and third anniversaries of the Grant Date, subject to the terms of the Award Agreement.
By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this C-2 Grant Notice. Participant has reviewed the Award Agreement, the Plan and this C-2 Grant Notice, has had an opportunity to obtain the advice of counsel and his or her tax and financial advisors prior to executing this C-2 Grant Notice and fully understands all provisions of the Award Agreement, the Plan and this C-2 Grant Notice. Participant hereby (i) agrees to accept as binding all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Award Agreement or this C-2 Grant Notice, (ii) agrees and acknowledges that the rights and benefits under the Award Agreement and this C-2 Grant Notice are in full satisfaction of any rights or benefits under the Unit Agreement or with respect to the Open C-2 Units that shall terminate with no further force and effect as of the date of the Conversion, (iii) consents to the actions and treatment of the Open C-2 Units contemplated hereby, (iv) fully releases the Company and its Affiliates for any claims or liabilities, whether known or unknown, in respect of such Open C-2 Units and the Unit Agreement and (v) has either previously delivered an executed “lock-up” agreement in the form requested by the Company in connection with the Company’s IPO or is delivering such an executed agreement concurrently with the delivery of this C-2 Grant Notice.

Ardent Health Partners, Inc.	Participant
By:	By:
Name:	Name:
Title:		(Print Name)

2

Annex 1
(Total Number of Shares; Total Number of Open C-2 Units (to be converted into Shares upon the Conversion))
Capitalized terms used in this Annex 1 and, if applicable, the Appendix attached hereto, and not specifically defined herein or therein shall have the meanings specified in the Plan and the attached C-2 Grant Notice and Award, and for the avoidance of doubt, this Annex 1 and the Appendix attached hereto shall be included among the overall documentation that shall constitute the C-2 Grant Notice.
The chart in the Appendix that is attached to this Annex 1 summarizes the Open C-2 Units that shall relate to the Shares granted to Participant pursuant to the Plan and the attached C-2 Grant Notice and Award Agreement. An updated version of the Appendix will be delivered to Participant as soon as practicable following the consummation of the IPO when the number of Shares to be granted to Participant (referred to as “Open Shares” in the Appendix) is finally determined by the Company pursuant to the Plan of Conversion.
[Appendix to Follow]

RESTRICTED STOCK AGREEMENT
Pursuant to the C-2 Grant Notice to which this Award Agreement is attached (hereinafter referred to as, the “Grant Notice”), the Company has granted to Participant the number of Shares set forth in the Appendix that is attached to Annex 1 of the Grant Notice as determined in accordance with the Plan of Conversion (adjusted to take into account any forfeitures of C-2 Units prior to the Conversion). These Shares are granted in exchange for, and in full satisfaction of all rights or benefits related to the Open C-2 Units, each of which shall, subject to Section 2.2 of this Award Agreement, immediately and automatically terminate and cease to exist upon the Conversion. Prior to the Conversion, the Open C-2 Units shall , for all purposes, remain governed by the terms and conditions of the Unit Agreement and the Amended and Restated Limited Liability Company Agreement of Ardent Health Partners, LLC, dated as of June 21, 2017, as amended from time to time (the “LLC Agreement”). Notwithstanding anything contained herein to the contrary, in the event the LLC files a Certificate of Correction with the Secretary of State of the State of Delaware no later than four (4) business days following the effective date of the Conversion, then this Award Agreement shall immediately and automatically terminate and be of no further force and effect, and the LLC Agreement and Unit Agreement shall be reinstated and remain in full force and effect.
1GENERAL
1.Definitions. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Award Agreement:
(a)“Cause” has the meaning provided in Participant’s employment agreement or offer letter, or if no such definition is provided, means one or more of the following has occurred: (i) Participant’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Participant’s office, (ii) Participant’s conviction of, or guilty plea to, any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (iii) any act by Participant involving moral turpitude that materially affects the performance of his or her duties, (iv) Participant’s violation of the terms of a material policy of the Company or Affiliate applicable to such Participant, including policies related to alcohol, drug use or conduct, (v) Participant’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Company or any of its Affiliates, (vi) Participant’s exclusion from participation in any “federal health care program,” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority), or other debarment from contracting with any governmental authority, or (vii) Participant’s sanctioning by any federal or state governmental agency or department and/or being listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers. Without limiting the foregoing, Participant’s employment shall be deemed to have terminated for Cause if, after the date of Participant’s Termination of Service, facts and circumstances are discovered that the Company determines would have constituted Cause as of that date, provided, however, that any such post-termination determination will be made promptly after discovery of such facts or circumstances and in no event more than one year after the date of Participant’s Termination of Service. In such event, if Participant vested in the Shares for a Termination of Service under the terms of this Award Agreement, then Participant shall be required to return to the Company the vested Shares or repay to the Company the value of any Shares which have been sold, with the repayment price based on the Fair Market Value of the Shares as of the applicable vesting event.
(b)“Restriction Period” shall mean the period beginning on the Grant Date and ending on the date immediately preceding the applicable vesting date for a Share.
2.Incorporation of Terms of Plan. The Shares are subject to the terms and conditions set forth in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan shall control.

2GRANT OF SHARES
1.Grant of Shares. In consideration of Participant’s past and/or continued service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Award Agreement, subject to adjustment as provided in Section 12 of the Plan.
2.Consideration to the Company. In consideration of the grant of the Shares by the Company, Participant (a) agrees to render faithful and efficient services to the Company or any Subsidiary, and (b) notwithstanding any provision in the Unit Agreement to the contrary, reaffirms the continued applicability of the “Restrictive Covenants” set forth in the Unit Agreement to Participant, which Restrictive Covenants and the related enforcement provisions under the Unit Agreement are incorporated herein by reference. Nothing in the Plan, the Grant Notice or this Award Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
3VESTING AND DELIVERY OF SHARES
1.Award Vesting.
(a)Subject to Participant’s continued employment with or service to the Company or a Subsidiary on each applicable vesting date and subject to the terms of this Award Agreement (including Section 2.2), the Shares shall vest in such amounts and at such times as are set forth in the Grant Notice.
(b)In the event Participant incurs a Termination of Service, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall forfeit any and all Shares granted under this Award Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such Shares which are not so vested shall lapse and expire, with such forfeiture to be effective (i) immediately in the event of Participant’s Termination of Service for Cause and (ii) upon the Administrator’s certification of such forfeiture in all other cases.
2.Tax Consequences. Participant acknowledges that Participant has reviewed, or has had the opportunity to review, with Participant’s own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Award Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement. Participant understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the Shares and the Fair Market Value of the Shares as of the date the restrictions on the Shares lapse. In this context, “restriction” means the restrictions imposed during the Restriction Period. Participant understands that Participant may elect to be taxed at the time the Shares are awarded rather than when and as the restrictions lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date (and by submitting a copy of such election with the Company). PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY (AND NOT THE COMPANY’S) TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.

3.Tax Withholding. At the time and to the extent vested Shares become compensation income to Participant for federal or state income tax purposes, Participant either shall deliver to the Company such amount of money as required to meet the withholding obligation under applicable tax laws or regulations, or, in lieu of cash, Participant, in his or her sole discretion, may elect to surrender, or direct the Company to withhold from the vested Shares, shares of Common Stock in such number as necessary to satisfy the tax withholding obligations. Further, any dividends paid to Participant pursuant to Section 3.5(a) that are accrued prior to the end of the Restriction Period will generally be subject to federal, state and local withholding, as appropriate, as additional compensation.
4.Conditions to Issuance of Shares. The Company shall not be required to issue or transfer any Shares hereunder prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 3.3 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.
5.Rights as Stockholder; Dividends.
(a)Participant shall be the record owner of the Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such Shares and be eligible to receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid, such that in no event shall such dividends or distributions be paid to Participant with respect to a Share until such Share becomes vested under this Award Agreement.
(b)If Participant forfeits any Shares in accordance with Section 3, Participant shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to such Shares and shall no longer be entitled to vote or be eligible to receive dividends or other distributions on such Shares.
4OTHER PROVISIONS
1.Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Award Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Award Agreement.
2.Restrictions. During the Restriction Period, Participant may not sell, pledge, assign or transfer in any manner any unvested Shares or any right or interest related to such unvested Shares other than by will or the laws of descent and distribution or subject to the consent of the Administrator, pursuant to a DRO, unless and until all restrictions applicable to such Shares have lapsed. Neither the Shares nor any interest or right herein or part hereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), unless and until all restrictions applicable to the Shares, including restrictions under any applicable Company policy, have lapsed, and any attempted disposition thereof prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the Shares may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.
3.Adjustments. The Administrator may accelerate the vesting of all or a portion of the Shares in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 12 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator may make such adjustments as the Administrator deems appropriate in the number of Shares (or other securities or property) subject to this Award Agreement. Participant acknowledges that the Shares are subject to adjustment, modification and termination in certain events as provided in this Award Agreement and the Plan, including Section 12 of the Plan).
4.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to Participant indicating restrictions on transferability of the Shares pursuant to this Award Agreement or any other restrictions that the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Shares are then listed or quoted, it being understood that the Company shall not have any obligation to issue any certificate for the Shares, and such Shares may be evidenced in an uncertificated form through a book entry in the Company’s records or otherwise.
5.Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
6.Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
7.Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
8.Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Award Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares shall be issued and transferred, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Award Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
9.Amendment, Suspension and Termination. To the extent permitted by the Plan, this Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Award Agreement shall adversely affect Participant in any material way without his or her prior written consent.
10.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.2 and the Plan, this Award Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
11.Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Shares, the Grant Notice and this Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Award Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
12.Not a Contract of Employment. Nothing in this Award Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
13.Entire Agreement. The Plan, this Award Agreement and the Grant Notice (including Annex 1 and the Appendix attached thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
14.Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Award Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
15.Agreement Severable. In the event that any provision of the Grant Notice or this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Award Agreement.
16.Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

17.Clawback. The Shares awarded hereunder (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon the receipt or resale of such Shares) shall be subject to the provisions of any clawback policy implemented by the Company or required by Applicable Law, including, without limitation, any clawback policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such clawback policy was in place at the time of grant of this Award.